Exhibit 5


                                       September 11, 1997

Securities and Exchange Commission
450 Fifth Avenue
Washington, D.C.  20549

Re:       Herley Industries, Inc.
          Registration Statement on Form S-3

Gentlemen:

        Reference  is  made  to the  filing  by  Herley  Industries,  Inc.  (the
"Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 234,895 shares of Common Stock of the Company, par value $.10 per share (the "Common Stock").

        As counsel for the Company, we have examined its corporate records, including its Certificate of Incorporation, By-Laws, its corporate minutes, the form of its Common Stock certificate and Warrants and such other documents as we have deemed necessary or relevant under the circumstances.

        Based upon our examination, we are of the opinion that:

     1. The Company is duly organized and validly existing under the laws of the State of Delaware.

     2. The shares of Common Stock subject to the  Registration  Statement  have
        been  duly   authorized   and  are  legally   issued,   fully  paid  and
        non-assessable.

     We hereby consent to be named in the Registration Statement and in the prospectus which constitutes a part thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                Very truly yours,

                                /s/ BLAU, KRAMER, WACTLAR & LIEBERMAN, P .C.